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                                                                 EXHIBIT h(3)(b)

                                 AMENDMENT NO. 1
                    MASTER ADMINISTRATIVE SERVICES AGREEMENT


         The Master Administrative Services Agreement (the "Agreement"), dated November 4, 1999, by and between A I M Advisors, Inc., a Delaware corporation, and AIM Special Opportunities Funds, a Delaware business trust, is hereby amended as follows:

         Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  "3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Portfolios shall reimburse the Administrator for expenses incurred by them or their affiliates in accordance with the methodologies established from time to time by the Company's Board of Trustees. Such amounts shall be paid to the Administrator on a monthly basis."

         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated:  May 9, 2001

                                                A I M ADVISORS, INC.


Attest: /s/ P. MICHELLE GRACE                   By: /s/ ROBERT H. GRAHAM
       ------------------------------              -----------------------------
        Assistant Secretary                         Robert H. Graham
                                                    President


(SEAL)


                                                AIM SPECIAL OPPORTUNITIES FUNDS



Attest: /s/ RENEE A. FRIEDLI                    By: /s/ ROBERT H. GRAHAM
       ------------------------------              -----------------------------
        Assistant Secretary                         Robert H. Graham
                                                    President




(SEAL)